EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. COMPLETES
$380 MILLION CAPITAL RAISE

Board approves disposition plans for $435 million in classified assets

BLAIRSVILLE, GA – (MARKET WIRE) – March 31, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced the successful completion of its previously announced $380 million capital raise. In addition, the board of directors has approved the company’s previously announced plans to sell approximately $293 million in substandard and nonperforming loans, and to accelerate the disposition of approximately $142 million in foreclosed properties.

The substandard and nonperforming loans will be sold in a series of bulk transactions by April, and substantially all of the foreclosed properties will be sold by the second quarter.  As a result of today’s board actions, the loans will be classified as loans held for sale as well as recording the related loan charge-offs and write downs of foreclosed properties.

The successful $380 million capital issuance was achieved through the sale of a combination of United’s common stock and mandatorily convertible preferred stock (the “Private Placement”) to a group of institutional investors led by an affiliate of Corsair Capital, LLC (“Corsair”). Under terms of the Private Placement, shares of common stock were sold at a price of $1.90 per share.  The preferred stock will be convertible into common stock at a conversion price of $1.90 per share, and such conversion will be mandatory immediately following receipt of required shareholder approvals.

“The strategic asset disposition plan will help us accelerate our recovery and restore profitability,” said Jimmy Tallent, United’s president and chief executive officer.  “Looking longer-term, the successful completion of our capital raise provides a sound foundation for realizing the full potential of this franchise. Together, our improved risk profile and enhanced capital position will result in a stronger organization that is better positioned to focus on the many growth opportunities in our markets. This strategic focus on the right opportunities, enabled by the capital raise and the board’s decisions today, will drive our success for years to come.”

“Everyone involved has worked very hard to get to this day, and we could not be more pleased to be here,” Tallent continued. “As we move forward to grow the value of United, we appreciate the loyalty of our shareholders and the dedication of our employees who have focused their energies on addressing customer needs, growing core deposits and providing exceptional service these past few years.  With this loyalty and dedication, and the successful completion of the capital raise, we are more excited than ever about the future of United Community Banks.”

Sandler O’Neill + Partners, L.P. and J.P. Morgan Securities LLC acted as financial advisors and placement agents for the Private Placement.  Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill + Partners, L.P., is acting as exclusive financial advisor to United in connection with the Asset Sale.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s web site at www.ucbi.com.

About Corsair Capital, LLC
Corsair Capital is a leading specialist private equity firm focused exclusively on investing in the global financial services industry. Corsair has invested in depository institutions across a range of geographies and cycles, and in substantially all of the subsectors of the financial services industry including insurance, asset management and specialty finance in North America, Western Europe, and the Emerging Markets of Latin America, Asia, and Central Europe. More information about the firm may be accessed through the website www.corsair-capital.com.

Additional Information
In connection with the Private Placement, United plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement (the “Proxy Statement”). This news release is not a solicitation of a proxy and is not a substitute for the Proxy Statement or other filings that will be made with the SEC in connection with the potential transactions described in this new release. Security holders are urged to read the Proxy Statement carefully when it becomes available.

The written materials described above and other documents filed by United with the SEC will be available free of charge from the SEC’s web site at www.sec.gov. In addition, free copies of these documents may also be obtained by directing a written request to the attention of Lois J. Rich, Investor Relations, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the SEC for the year ended December 31, 2010.  Additional factors that may cause our forward-looking statements to differ materially from actual results include, without limitation: (1) we may not successfully negotiate, enter into definitive agreements with respect to, and close the Asset Sale or accelerated foreclosed properties dispositions; and (2) the Asset Sale or accelerated foreclosed properties dispositions may not occur within our currently expected ranges for price and other terms, and the pre-tax charges associated with such sales may exceed the pre-tax charges that we currently anticipate.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.